Exhibit 99.5
WEBMD HEALTH CORP.
CALCULATION OF NET INCOME (LOSS) PER SHARE
(In thousands, except per share data, unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009

Numerator:
Income from continuing operations — Basic(a)	$7,596	$703	$3,844	$509
Interest expense on 1.75% convertible notes, net of tax	592	—	—	—
Effect of dilutive securities of subsidiary	—	(76)	—	(97)

Income from continuing operations — Diluted	$8,188	$627	$3,844	$412

Loss from discontinued operations, net of tax —Basic	$—	$(12,380)	$—	$(11,771)
Effect of dilutive securities of subsidiary	—	53	—	56

Loss from discontinued operations, net of tax —Diluted	$—	$(12,327)	$—	$(11,715)

Denominator:
Weighted-average shares — Basic	53,521	45,599	52,856	45,408
Employee stock options and restricted stock	3,848	1,134	4,416	1,038
1.75% Convertible notes	5,135	—	—	—

Adjusted weighted-average shares after assumed conversions — Diluted	62,504	46,733	57,272	46,446

Basic income (loss) per common share:
Income from continuing operations	$0.14	$0.02	$0.07	$0.01
Loss from discontinued operations	—	(0.28)	—	(0.26)

Net income (loss) attributable to Company stockholders	$0.14	$(0.26)	$0.07	$(0.25)

Diluted income (loss) per common share:
Income from continuing operations	$0.13	$0.01	$0.07	$0.01
Loss from discontinued operations	—	(0.26)	—	(0.25)

Net income (loss) attributable to Company stockholders	$0.13	$(0.25)	$0.07	$(0.24)

(a)	Income from continuing operations was adjusted for the effect of participating non-vested restricted stock of $88 and $50 for the three and six months ended June 30, 2010, respectively.